Exhibit 99.1

One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	William L. Collier
	(602) 366-8016	(504) 582-4203	(504) 582-1750

Freeport-McMoRan Copper & Gold Inc.
Reports Third-Quarter and Nine-Month 2007 Results

HIGHLIGHTS

▪
Income from continuing operations applicable to common stock for third-quarter 2007 totaled $763 million, $1.85 per share (including charges to net income of $299 million, $0.67 per share, for special items discussed on page 2), compared with $351 million, $1.67 per share, for the third quarter of 2006 (including net losses of $36 million, $0.16 per share, on debt reductions).

▪
FCX’s consolidated sales from its mines totaled 949 million pounds of copper, 269 thousand ounces of gold and 16 million pounds of molybdenum for third-quarter 2007, and 2.5 billion pounds of copper, 2.1 million ounces of gold and 33 million pounds of molybdenum for the first nine months of 2007.

▪
Full-year 2007 pro forma projected consolidated sales from FCX’s mines, including pre-acquisition Phelps Dodge sales, approximate 3.9 billion pounds of copper, 2.3 million ounces of gold and 68 million pounds of molybdenum, including 875 million pounds of copper, 100 thousand ounces of gold and 18 million pounds of molybdenum for fourth-quarter 2007.

▪
FCX’s operating cash flows totaled $2.2 billion for third-quarter 2007 and $4.9 billion for the first nine months of 2007, including Phelps Dodge’s amounts beginning March 20, 2007.  Assuming average prices of $3.50 per pound for copper, $750 per ounce for gold and $30 per pound for molybdenum for the fourth quarter of 2007, operating cash flows would approximate $6.2 billion for 2007, including approximately $1.3 billion for the fourth quarter of 2007.

▪	FCX capital expenditures approximated $466 million for third-quarter 2007 and $1.1 billion for the first nine months of 2007. Capital expenditures are expected to approximate $1.9 billion for 2007.

▪
Total debt approximated $8.7 billion and consolidated cash was $2.4 billion at September 30, 2007, compared with total debt of $9.8 billion and consolidated cash of $2.1 billion at June 30, 2007.  Assuming average prices of $3.50 per pound for copper, $750 per ounce for gold and $30 per pound for molybdenum for the fourth quarter of 2007, total debt at year-end 2007 would approximate $7.3 billion and cash would approximate $1.5 billion.

▪
In September 2007, FCX entered into an agreement to sell its international wire and cable business, Phelps Dodge International Corporation (PDIC), for $735 million.  FCX expects to use the estimated net proceeds approximating $620 million to repay debt.

PHOENIX, AZ, October 24, 2007 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported third-quarter 2007 income from continuing operations applicable to common stock of $763 million, $1.85 per share, compared with $351 million, $1.67 per share, for the third quarter of 2006.  For the nine months ended September 30, 2007, FCX reported income from continuing operations applicable to common stock of $2.3 billion, $6.46 per share, compared with $970 million, $4.64 per share, in the 2006 period.  FCX’s nine-month 2007 financial and operating results include its wholly owned subsidiary Phelps Dodge’s results following its acquisition by FCX on March 19, 2007.

Results for the 2007 periods included the following special items:

			Net Income
	Pre-tax	Net Income	Per Share
(In millions, except per share amounts)	Impact	Impact	Impact
Three Months Ended September 30, 2007
Purchase accounting impacts[a]	$432	$271	$0.61
Noncash mark-to-market accounting adjustments
on Phelps Dodge’s copper price programs	44	26	0.06
Net losses on debt reductions	36	31	0.07
Gain on sale of marketable equity securities	(47)	(29)	(0.06)
Total special items	$465	$299	$0.67

Nine Months Ended September 30, 2007
Purchase accounting impacts[a]	$996	$624	$1.64
Noncash mark-to-market accounting adjustments
on Phelps Dodge’s copper price programs	212	129	0.34
Net losses on debt reductions	171	141	0.37
Gains on sales of marketable equity securities	(85)	(52)	(0.14)
Total special items	$1,294	$842	$2.21

a.
FCX recorded its preliminary allocation of the approximate $26 billion purchase price to Phelps Dodge’s assets and liabilities based on estimated fair values as of March 19, 2007.  The charges to cost of sales primarily reflect the increases to property, plant, and equipment and metals inventories (including mill and leach stockpiles) resulting from this preliminary purchase price allocation.  (See page 5.)  These items do not affect operating cash flows.  The purchase price allocation will be revised as valuation analyses are completed.

Third-quarter 2006 results included net losses on debt reductions totaling $43 million ($36 million to net income or $0.16 per share).  Results for the first nine months of 2006 included net losses on debt reductions totaling $114 million ($74 million to net income or $0.33 per share), including a $69 million ($37 million to net income or $0.17 per share) loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, Chief Executive Officer, said, “Our third-quarter performance reflects a continuation of positive market conditions for copper, gold and molybdenum and strong operating results at our North American, South American and Indonesian operations.  We are optimistic about the outlook to deliver strong volumes of metals which will enable us to generate significant cash flows, invest in attractive development projects, achieve our debt reduction objectives and provide returns to shareholders.”

SUMMARY FINANCIAL AND OPERATING DATA

	Third Quarter				Nine Months
	2007		2006		2007[a]		2006
Financial Data (in millions, except per share amounts)
Revenues	$5,066	[b]	$1,636		$12,755	[b]	$4,148	[c]
Operating income	$1,877	[b,d]	$735		$5,403	[b,d]	$2,006	[c]
Income from continuing operations
applicable to common stock[e]	$763	[b,d,f]	$351	[f]	$2,311	[b,d,f]	$970	[c,f]
Net income applicable to common stock[e]	$775	[b,d,f]	$351	[f]	$2,355	[b,d,f]	$970	[c,f]
Diluted net income per share of common stock[g]:
Continuing operations	$1.85	[b,d,f]	$1.67	[f]	$6.46	[b,d,f]	$4.64	[c,f]
Discontinued operations	0.02		-		0.12		-
Diluted net income per share of common stock	$1.87	[b,d,f]	$1.67	[f]	$6.58	[b,d,f]	$4.64	[c,f]
Diluted average common shares outstanding[g,h]	447		221		380		221
Operating cash flows	$2,177		$692		$4,927		$1,068
Capital expenditures	$466		$68		$1,138		$178

Operating Data – Sales from Mines
Copper (millions of recoverable pounds)
FCX’s consolidated share	949		324		2,479		769
Average realized price per pound	$3.53	[b]	$3.43		$3.43	[b]	$3.38

Gold (thousands of recoverable ounces)
FCX’s consolidated share	269		478		2,137		1,228
Average realized price per ounce	$692.43		$608.57		$668.80		$540.67	[c]

Molybdenum (millions of recoverable pounds)
FCX’s consolidated share	16		N/A		33		N/A
Average realized price per pound	$27.89		N/A		$26.22		N/A

Note: Disclosures of after-tax amounts throughout this release are calculated by reference to the applicable tax rate.

a.	Includes Phelps Dodge results beginning March 20, 2007.

b.
Includes charges for noncash mark-to-market accounting adjustments on copper price protection programs totaling $44 million ($26 million to net income or $0.06 per share) and a reduction in average realized prices of $0.04 per pound of copper in third-quarter 2007 and $212 million ($129 million to net income or $0.34 per share) and a reduction in average realized prices of $0.08 per pound in the 2007 nine-month period, representing the increase in the mark-to-market liability to fair value of $635 million at September 30, 2007.

c.
Includes loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II totaling $69 million ($37 million to net income or $0.17 per share) and a reduction in average realized prices of $56.40 per ounce for the revenue adjustment relating to the redemption.

d.
Includes the purchase accounting impact of the increase in the carrying amount of Phelps Dodge’s property, plant, and equipment and metals inventories totaling $446 million ($281 million to net income or $0.63 per share) in third-quarter 2007 and $1.0 billion ($646 million to net income or $1.70 per share) in the 2007 nine-month period, based on the preliminary purchase price allocation.

e.	After preferred dividends.

f.
Includes net losses on early extinguishment of debt totaling $36 million ($31 million to net income or $0.07 per share) in third-quarter 2007, $30 million ($29 million to net income or $0.13 per share) in third-quarter 2006, $171 million ($141 million to net income or $0.37 per share) in the 2007 nine-month period and $32 million ($30 million to net income or $0.14 per share) in the 2006 nine-month period for debt prepayments.  Also includes gains totaling $47 million ($29 million to net income or $0.06 per share) in third-quarter 2007 and $85 million ($52 million to net income or $0.14 per share) in the 2007 nine-month period on sales of marketable equity securities.

g.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock.  Also reflects assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, which was issued on March 28, 2007.  See Note g on page IV.

h.
On March 19, 2007, FCX issued 136.9 million common shares to acquire Phelps Dodge.  On March 28, 2007, FCX sold 47.15 million common shares.  Common shares outstanding on September 30, 2007, totaled 382 million.  Assuming conversion of the instruments discussed in Note g above, total potential common shares outstanding would be 444 million at September 30, 2007.

SUMMARY CONTRIBUTION ANALYSIS

FCX’s operating performance, including Phelps Dodge’s results beginning March 20, 2007, and the impact of purchase accounting adjustments, is shown below for the 2007 periods (in millions):

			Income from
		Operating	Continuing
	Revenues	Income	Operations
Three Months Ended September 30, 2007
FCX, excluding Phelps Dodge	$1,260	$577	$50	[a]
Phelps Dodge results[b]	3,806	1,732	1,047	[c]
Purchase accounting impacts:
Inventories and mill and leach stockpiles	-	(291)	(184)
Property, plant and equipment	-	(155)	(97)
Other	-	14	10
Consolidated	$5,066	$1,877	$826

Nine Months Ended September 30, 2007
FCX, excluding Phelps Dodge	$5,082	$2,932	$1,054	[a]
Phelps Dodge results[b]	7,673	3,467	2,025	[c]
Purchase accounting impacts:
Inventories and mill and leach stockpiles	-	(656)	(414)
Property, plant and equipment	-	(369)	(232)
Other	-	29	22
Consolidated	$12,755	$5,403	$2,455

a.
Includes net losses on early extinguishment of debt totaling $36 million ($31 million to net income or $0.07 per share) in third-quarter 2007 and $171 million ($141 million to net income or $0.37 per share) in the 2007 nine-month period for debt prepayments, including the refinancing of FCX’s term loan.  Also includes net interest expense totaling $129 million ($109 million to net income or $0.24 per share) in third-quarter 2007 and $318 million ($270 million to net income or $0.71 per share) in the 2007 nine-month period for new debt used to acquire Phelps Dodge.

b.
Includes charges to revenues for noncash mark-to-market accounting adjustments on copper price protection programs totaling $44 million ($26 million to net income or $0.06 per share) in third-quarter 2007 and $212 million ($129 million to net income or $0.34 per share) in the 2007 nine-month period, representing the increase in the mark-to-market liability to fair value of $635 million at September 30, 2007.  With the acquisition of Phelps Dodge, FCX assumed Phelps Dodge’s copper hedging contracts for which the price of 486 million pounds of copper to be sold in 2007 is capped at $2.00 per pound.  These copper price protection programs will mature at December 31, 2007, and settle in the first quarter of 2008 based on the average LME price for 2007.  FCX does not currently intend to enter into similar hedging programs in the future.

c.
Includes gains totaling $47 million ($29 million to net income or $0.06 per share) in third-quarter 2007 and $85 million ($52 million to net income or $0.14 per share) in the 2007 nine-month period on sales of marketable equity securities.

Purchase Accounting.  During the third quarter of 2007, FCX made adjustments to its preliminary purchase price allocation based on updated valuation models for its mill and leach stockpiles resulting in an approximate $1.0 billion increase in the related estimated fair values.  The increase in these fair values resulted in higher net purchase accounting impacts than previous estimates for the third quarter ($446 million pre-tax for third quarter actual compared to $300 million pre-tax in previous estimates).  FCX is continuing to work with third-party consultants to assign fair values to all assets acquired and liabilities assumed in the acquisition.  Further changes to the preliminary values could be significant and could result in changes to reported interim financial results.  A current summary of the preliminary purchase price allocation to the assets and liabilities on March 19, 2007, follows (in billions):

			Preliminary
	Phelps Dodge		Purchase
	Historical	Fair Value	Price
	Balances	Adjustments	Allocation
Cash and cash equivalents	$4.2	$-	$4.2
Inventories, including mill and leach stockpiles	0.9	2.8	3.7
Property, plant and equipment	6.0	14.8	20.8
Other assets	3.1	(0.3)	2.8
Allocation to goodwill	-	6.5	6.5
Total assets	14.2	23.8	38.0
Deferred income taxes (current and long-term)	(0.7)	(6.1)	(6.8)
Other liabilities	(4.1)	(0.1)	(4.2)
Minority interests	(1.2)	-	(1.2)
Total	$8.2	$17.6	$25.8

The following table summarizes the estimated impacts of purchase accounting fair value adjustments on 2007 production costs and depreciation, depletion and amortization expense associated with the increases in the carrying values of Phelps Dodge’s metal inventories, mill and leach stockpiles and property, plant and equipment resulting from the acquisition of Phelps Dodge.  These charges do not affect cash flows and are subject to change as FCX completes the final purchase price allocation.

	2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
(In millions)	Actual	Actual	Actual	Estimate	Estimate
Production costs	$96	$269	$291	$100	$756
Depreciation, depletion and amortization	28	186	155	200	569
Total	$124	$455	$446	$300	$1,325

Impact on net income	$79	$286	$281	$189	$835

OPERATIONS

Consolidated copper sales of 949 million pounds in the third quarter of 2007 were higher than previous estimates of 900 million pounds reported on July 25, 2007, primarily because of a reduction in inventories resulting from the timing of shipments.  Consolidated gold sales of 269,000 ounces in third-quarter 2007 were substantially higher than previous estimates because of mine sequencing at the Grasberg mine in Indonesia.  As expected, consolidated gold sales in the 2007 third quarter were lower than the year ago period because of mining a section of lower grade ore.  Consolidated unit net cash costs of $1.05 per pound were higher than the year-ago period primarily because of lower volumes at our Indonesian operations and higher costs in North America.  Assuming average prices of $3.50 per pound for copper, $750 per ounce for gold and $30 per pound for molybdenum for the fourth quarter of 2007, unit net cash costs for the year 2007 would average approximately $0.75 per pound.

	Third Quarter		Nine Months
	2007	2006	2007	2006
	Actual	Pro forma	Pro forma	Pro forma
Consolidated Operating Data
Copper (millions of recoverable pounds)
Production	911	911	2,958	2,595
Sales[a]	949	922	2,984	2,599
Average realized price per pound, excluding hedging	$3.57	$3.47	$3.38	$3.14
Average realized price per pound, including hedging	$3.53	$3.32	$3.34	$2.67
Unit net cash costs[b]	$1.05	$0.77	$0.65	$0.70
Gold (thousands of recoverable ounces)
Production	216	481	2,143	1,319
Sales[a]	269	510	2,159	1,328
Average realized price per ounce	$692.43	$611.94	$666.46	$540.94	[c]
Molybdenum (millions of recoverable pounds)
Production	18	16	53	51
Sales[a]	16	16	50	51
Average realized price per pound	$27.89	$22.59	$25.12	$21.59

a.	Excludes sales of purchased metal.

b.
Reflects weighted average unit net cash costs, net of by-product credits, for all FCX mines.  For reconciliations of unit net cash costs per pound by geographic region to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements and pro forma consolidated financial results refer to the schedule, “Product Revenues and Production Costs,” available on our web site, “www.fcx.com.”

c.	Includes a reduction of approximately $52 per ounce for a loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

North American Mining.  FCX operates five open-pit copper mining complexes in North America (Morenci, Bagdad and Sierrita in Arizona and Chino and Tyrone in New Mexico) and conducts primary molybdenum mining operations at the Henderson mine in Colorado.  By-product molybdenum is produced at Sierrita, Bagdad, Chino and Morenci.  In addition, a new copper mining complex is under construction at Safford, Arizona, and FCX is assessing the restart of the Climax primary molybdenum mine in Colorado.  All of these mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.  The North American copper mining operations are operated in an integrated fashion and have long-lived reserves with significant additional development potential.

	Third Quarter		Nine Months
Consolidated	2007	2006	2007	2006
North American Mining Operations	Actual	Pro forma	Pro forma	Pro forma

Copper (millions of recoverable pounds)
Production	357	322	993	976
Sales[a]	376	303	1,016	970
Average realized price per pound:
Excluding hedging	$3.48	$3.48	$3.29	$3.00
Including hedging[b]	$3.37	$3.00	$3.06	$1.75

Molybdenum (millions of recoverable pounds)
Production	18	16	53	51
Sales[a]	16	16	50	51
Average realized price per pound	$27.89	$22.59	$25.12	$21.59

a.	Excludes sales of purchased metal.

b.	Includes impact of hedging losses related to copper price protection programs.

Consolidated copper sales in North America totaled 376 million pounds in the third quarter of 2007, higher than the pro forma 2006 sales because of increased production at Morenci and Bagdad and the timing of shipments.  Consolidated copper sales from North American operations totaled 1.3 billion pounds in 2006 and are expected to approximate 1.3 billion pounds for the full year 2007.  Consolidated copper sales from North American operations are expected to approximate 325 million pounds in the fourth quarter of 2007.

FCX is the world’s largest producer of molybdenum through the Henderson molybdenum mine and as a by-product at several of its copper mines.  The Henderson block-cave underground mining complex produces high-purity, chemical-grade molybdenum concentrates, which are further processed into value-added molybdenum chemical products.  A feasibility study is nearing completion for reopening the Climax open-pit molybdenum mine, which has been on care-and-maintenance status since 1995.

Consolidated molybdenum sales from the primary and by-product mines totaled 69 million pounds in 2006 and are expected to approximate 68 million pounds for the full year 2007.  Consolidated molybdenum sales are expected to approximate 18 million pounds in the fourth quarter of 2007.

Approximately 65 percent of FCX’s expected 2007 and approximately 75 percent of expected 2008 molybdenum production is committed for sale throughout the world pursuant to annual or quarterly agreements based primarily on prevailing market prices one month prior to the time of sale.  The Metals Week Dealer Oxide closing price for molybdenum on October 22, 2007, was $32.125 per pound.

Unit Net Cash Costs for North American Copper Mines.  The following table summarizes third-quarter 2007 actual unit net cash costs at the North American copper mines and pro forma unit net cash costs for the third quarter of 2006 and the first nine months of 2007 and 2006.

	Third Quarter		Nine Months
	2007	2006	2007	2006
	Actual	Pro forma	Pro forma	Pro forma
Per pound of copper:
Site production and delivery, after adjustments	$1.40	$1.23	$1.39	$1.08
By-product credits, primarily molybdenum	(0.66)	(0.66)	(0.65)	(0.60)
Treatment charges	0.09	0.07	0.08	0.07
Unit net cash costs[a]	$0.84	$0.64	$0.83	$0.55

a.
For a reconciliation of actual and pro forma unit net cash costs per pound to production and delivery costs applicable to actual and pro forma sales disclosed in FCX’s consolidated financial statements and pro forma consolidated financial results refer to the schedule, “Product Revenues and Production Costs,” available on our web site, “www.fcx.com.”  Totals may not sum because of rounding.

North American unit net cash costs were higher in the third quarter of 2007 compared with the third quarter of 2006 primarily because of higher maintenance, labor and other input costs.

Assuming an average copper price of $3.50 per pound and an average molybdenum price of $30 per pound for the fourth quarter of 2007 and achievement of current 2007 sales estimates, FCX estimates that its pro forma 2007 average unit net cash costs for its North American mines, including molybdenum credits, would approximate $0.80 per pound of copper.

Unit Net Cash Costs for Primary Molybdenum Mine.  Third-quarter 2007 unit net cash costs of $4.34 per pound of molybdenum at the Henderson primary molybdenum mine were higher, compared with pro forma unit net cash costs of $3.92 per pound for the 2006 quarter, primarily because of higher input costs, including labor, supplies and service costs, and higher taxes, partially offset by lower energy costs.  Assuming achievement of current 2007 sales estimates, FCX estimates pro forma 2007 average unit net cash costs for its Henderson mine at approximately $4.30 per pound of molybdenum.

South American Mining.  FCX operates four copper mines in South America – Candelaria, Ojos del Salado and El Abra in Chile and Cerro Verde in Peru.  These operations are consolidated in FCX’s financial statements, with outside ownership reported as minority interests.

FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use certain common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.  FCX owns a 53.6 percent equity interest in Cerro Verde, an open-pit mine producing both electrowon copper cathodes and copper concentrates.  Cerro Verde recently completed a $900 million expansion project to process sulfide ore reserves through a new concentrator.  The new concentrator reached full capacity in mid-2007 and averaged 104,700 metric tons of ore per day in the third quarter.

	Third Quarter		Nine Months
Consolidated	2007	2006	2007	2006
South American Mining Operations	Actual	Pro forma	Pro forma	Pro forma

Copper (millions of recoverable pounds):
Production	377	281	1,022	853
Sales	376	295	1,020	860
Average realized price per pound	$3.63	$3.52	$3.48	$3.08

Gold (thousands of recoverable ounces):
Production	31	27	83	86
Sales	31	27	84	85
Average realized price per ounce	$679.30	$672.59	$666.94	$545.88

South American copper sales in the third quarter of 2007 were higher than in the third quarter of 2006 primarily reflecting higher production from Cerro Verde’s new concentrator (see page 11), partly offset by lower production at El Abra.  Consolidated copper sales totaled 1.1 billion pounds from South American operations in 2006 and are expected to approximate 1.4 billion pounds for the full year 2007.  Consolidated copper sales volumes from South American operations are expected to total 385 million pounds in the fourth quarter of 2007.  The projected increases for full-year 2007, compared with full-year 2006, include incremental production from the new Cerro Verde concentrator.

Unit Net Cash Costs.  The following table summarizes third-quarter 2007 actual unit net cash costs at the South American copper mines and pro forma unit net cash costs for the third quarter of 2006 and the first nine months of 2007 and 2006.

	Third Quarter		Nine Months
	2007	2006	2007	2006
	Actual	Pro forma	Pro forma	Pro forma
Per pound of copper:
Site production and delivery, after adjustments	$0.98	$0.87	$0.89	$0.77
By-product credits, primarily gold	(0.09)	(0.07)	(0.08)	(0.08)
Treatment charges	0.24	0.20	0.21	0.18
Unit net cash costs[a]	$1.14	$1.00	$1.02	$0.87

a.
For a reconciliation of actual and pro forma unit net cash costs per pound to production and delivery costs applicable to actual and pro forma sales disclosed in FCX’s consolidated financial statements and pro forma consolidated financial results refer to the schedule, “Product Revenues and Production Costs,” available on our web site, “www.fcx.com.”  Totals may not sum because of rounding.

South American unit net cash costs were higher in the third quarter of 2007 compared with the third quarter of 2006 primarily because of costs associated with Cerro Verde’s voluntary contribution program and higher energy, maintenance and other costs, partly offset by higher volumes.  During the quarter, FCX agreed to the 5-year voluntary contribution program in Peru, resulting in a $33 million charge, $0.09 per pound, including $23 million, $0.06 per pound, related to production prior to the third quarter of 2007.  The contribution in future periods is expected to be 3.75 percent of Cerro Verde profits.  These amounts are not tax deductible.

Assuming achievement of current 2007 sales estimates, FCX estimates that its pro forma annual 2007 average unit net cash costs for its South American mines, including gold credits, would approximate $1.00 per pound of copper.

Indonesian Mining.  Through its 90.6 percent owned subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia. After mining a high-grade section of the Grasberg open pit during the first half of 2007, PT-FI mined in a relatively low-grade section in the third quarter of 2007.  Therefore, PT-FI reported lower third-quarter 2007 sales volumes compared with the third quarter of 2006.  Gold volumes were higher than previous estimates primarily because of changes in the timing of access to higher grade ore in the Grasberg open pit.

Consolidated	Third Quarter		Nine Months
Indonesian Mining Operations	2007	2006	2007	2006

Copper (millions of recoverable pounds):
Production	177	308	943	766
Sales	197	324	948	769
Average realized price per pound	$3.63	$3.43	$3.48	$3.38

Gold (thousands of recoverable ounces):
Production	182	449	2,051	1,218
Sales	234	478	2,061	1,228
Average realized price per ounce	$694.95	$608.57	$668.47	$540.67	[a]

a.	Amount was $597.07 per ounce before a loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

FCX’s consolidated share of annual sales from Indonesia in 2007 is projected to approximate 1.1 billion pounds of copper and over 2.1 million ounces of gold, in excess of 100,000 ounces higher than previous estimates because of higher ore grades.  At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production, resulting in varying quarterly and annual sales of copper and gold.  PT-FI expects to be mining in a relatively low-grade section of the Grasberg open pit in the fourth quarter of 2007 and in the first half of 2008.  As a result, fourth-quarter 2007 projected sales volumes, totaling approximately 165 million pounds of copper and 70 thousand ounces of gold, reflect the processing of lower ore grades.

Unit Net Cash Costs.  PT-FI’s unit net cash costs, including gold and silver credits, averaged $1.30 per pound of copper during the third quarter of 2007, compared with $0.70 per pound in the 2006 quarter.  The higher unit net cash costs in the 2007 quarter compared with the 2006 quarter reflect the significantly lower copper and gold volumes, partly offset by higher gold prices.  Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.  Because the majority of PT-FI’s costs are fixed, unit costs vary with the volumes sold and the price of gold, and therefore are currently projected to be significantly higher during the second half of 2007 than the average net cash credits of $0.25 per pound in the first half of the year.

	Third Quarter		Nine Months
	2007	2006	2007	2006
Per pound of copper:
Site production and delivery, after adjustments	$1.76	$1.10	$1.10	$1.17
Gold and silver credits	(0.90)	(0.95)	(1.50)	(1.02)
Treatment charges	0.34	0.44	0.35	0.43
Royalties	0.10	0.11	0.12	0.11
Unit net cash costs[a]	$1.30	$0.70	$0.07	$0.69

a.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the schedule, “Product Revenues and Production Costs,” available on our web site, “www.fcx.com.”

Assuming average copper prices of $3.50 per pound and average gold prices of $750 per ounce for the fourth quarter of 2007 and achievement of current 2007 sales estimates, PT-FI estimates that its annual 2007 unit net cash costs, including gold and silver credits, would approximate $0.36 per pound.

OTHER ITEMS

At September 30, 2007, FCX’s consolidated copper sales included 442 million pounds of copper, priced at an average of $3.65 per pound, subject to final pricing over the next several months.  Each $0.05 change in the price realized from the September 30, 2007, price would result in an approximate $15 million effect on FCX’s 2007 net income.  The LME closing spot price for copper on October 23, 2007 was $3.55 per pound.  Third-quarter 2007 adjustments to concentrate sales recognized in prior quarters decreased revenues by $37 million ($22 million to net income or $0.05 per share) compared with an increase of $33 million ($18 million to net income or $0.08 per share) in the third quarter of 2006.

Atlantic Copper, FCX’s wholly owned Spanish smelting unit, reported operating income of $1 million in the third quarter of 2007, compared with operating income of $20 million in the 2006 period.  Operating income was lower in the 2007 quarter because of lower treatment rates and higher operating costs resulting from a stronger euro and higher energy costs.  In June 2007, Atlantic Copper successfully completed a scheduled 23-day maintenance turnaround which impacted operating results by approximately $24 million in the first nine months of 2007.

FCX defers recognizing profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, until the final sales to third parties occur.  Changes in these net deferrals resulted in an addition to FCX’s net income totaling $91 million, $0.20 per share, in the third quarter of 2007, and a reduction to net income of $11 million, $0.03 per share, in the first nine months of 2007.  For the 2006 periods, changes in these net deferrals resulted in a reduction to FCX’s net income totaling $44 million, $0.20 per share, in the third quarter and an addition to net income of $13 million, $0.06 per share, in the first nine months.  At September 30, 2007, FCX’s net deferred profits on PT-FI concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income after taxes and minority interest sharing totaled $112 million.  Based on copper prices of $3.50 per pound and gold prices of $750 per ounce for the fourth quarter of 2007 and current shipping schedules, FCX estimates that the net change in these deferred profits on intercompany sales will result in an increase to net income of approximately $40 million in the fourth quarter of 2007.  The actual change in deferred intercompany profits may differ substantially from this estimate because of changes in the timing of shipments to affiliated smelters and metal prices.

Discontinued Operations.  On September 12, 2007, FCX entered into an agreement to sell its international wire and cable business, PDIC, for $735 million including the acquisition of minority interests.  Accordingly, PDIC’s operating results have been reported as discontinued operations in FCX’s condensed consolidated statements of income; and PDIC’s assets and liabilities have been reported as held for sale in FCX’s condensed consolidated balance sheets.  Income from discontinued operations for PDIC totaled $12 million, $0.02 per share, in the third quarter of 2007 and $44 million, $0.12 per share, in the first nine months of 2007.  The sale of PDIC is subject to regulatory approvals and other customary closing conditions and is expected to close in the fourth quarter of 2007.  FCX expects to use the estimated net proceeds of approximately $620 million to repay debt.  FCX expects to record charges of up to approximately $20 million ($12 million to net income) for transaction and related costs associated with the disposition.

DEVELOPMENT and EXPLORATION ACTIVITIES

Development Activities.  FCX has significant development activities under way to expand its production capacity, extend its mine lives and develop large-scale underground ore bodies.  Current major projects include the recent expansion of Cerro Verde; construction of a major new mining complex at Safford, Arizona; the restart of a mill and the construction of a concentrate-leach, direct-electrowinning facility at Morenci; a sulfide leach project to extend the mine life at El Abra; various projects to develop the large-scale, high-grade underground ore bodies in the Grasberg district; potential restart of a large, high-grade primary molybdenum mine at Climax and development of the highly prospective Tenke Fungurume project in the Democratic Republic of Congo.

In addition to the projects currently under way, FCX is undertaking a review of its assets to evaluate the potential for incremental expansion opportunities associated with existing ore bodies.

North America.  Construction of the concentrate-leach, direct electrowinning facility at Morenci is essentially complete and the facility is currently being commissioned.  This project uses FCX’s proprietary medium-temperature, pressure-leaching and direct-electrowinning technology which will enhance cost savings by processing concentrate on-site instead of shipping concentrate to smelters for treatment.  With the recent restart of the mill, this project is designed to add 115 million pounds of copper per year.  The overall project required a total capital investment of approximately $250 million.

The Safford copper mine will produce ore from two open-pit mines located in southeastern Arizona and includes a solution extraction/electrowinning facility.  Construction commenced in August 2006 and is nearing completion.  First production is expected in late 2007, with ramp-up to full production of approximately 240 million pounds per year in the first half of 2008.  The total capital investment for this project approximates $625 million.  FCX believes there is significant additional exploration and development potential in this district, including the Lone Star project.

FCX is in the final stages of evaluating the restart of the Climax mine near Leadville, Colorado.  Climax is believed to be the largest, highest grade and lowest cost undeveloped molybdenum ore body in the world.  The initial project would involve the restart of open pit mining and the construction of a new mill.  Annual production would approximate 30 million pounds of molybdenum at estimated cash costs approximating $3.50 per pound.  Capital costs estimates for the initial project approximate $500 million and the facilities could be in operation by 2010.  Long lead time equipment has been ordered and a final investment decision is expected by year-end 2007.  The evaluation is expected to confirm the restart as an attractive economic project. The project is designed to enable the consideration of further large scale expansion and FCX will consider a second phase of the Climax project which could potentially double annual molybdenum production.

South America.  Cerro Verde’s recently completed $900 million mill expansion project to process sulfide ore reserves through a new concentrator is performing well.  In June 2007, the mill reached design capacity of 108,000 metric tons of ore per day and averaged 104,700 metric tons per day in the third quarter.  With the completion of the expansion, copper production at Cerro Verde is expected to approximate 650 million pounds per year (approximately 348 million pounds per year for FCX’s share).  In addition, the expansion is expected to produce an average of approximately 8 million pounds of molybdenum per year (approximately 4 million pounds per year for FCX’s share) for the next five years.

At the end of 2006, a feasibility study was completed to evaluate the development of the large sulfide deposit at El Abra.  This project would extend the mine life by nine years and copper production from the sulfides is targeted to begin in 2010.  The existing facilities at El Abra would be used to process the additional reserves, minimizing capital spending requirements.  Total initial capital for the project is approximately $450 million, the majority of which will be spent between 2008 and 2011.  In March 2007, an environmental impact study associated with the sulfide project was submitted to Chilean authorities.

Indonesia.  PT-FI has several projects in progress throughout the Grasberg District, including developing its large-scale underground ore bodies located beneath and adjacent to the Grasberg open pit.  The Deep Ore Zone (DOZ) 50,000 metric tons of ore per day expansion is complete with third-quarter rates averaging 55,600 metric tons per day.  A further expansion to 80,000 metric tons per day is under way with completion targeted by 2010.  Other projects include the development of the high-grade Big Gossan mine, expected to ramp-up to full production of 7,000 metric tons per day in late 2010, the continued development of the Common Infrastructure project, which will provide access to the Grasberg underground ore body, the Kucing Liar ore body and future development of the mineralized areas below the DOZ mine.

Africa.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper/cobalt mining concessions in the Katanga province of the Democratic Republic of Congo.  FCX is the operator of the project.  The initial project at Tenke Fungurume is based on ore reserves of 103 million metric tons with ore grades of 2.1 percent copper and 0.3 percent cobalt.  Based on the current mine plan, ore grades for the first ten years are expected to average 4.6 percent copper and 0.4 percent cobalt.  Construction of this high potential project is in progress.

Operations are targeted to commence in 2009, with average annual production of approximately 250 million pounds of copper and approximately 18 million pounds of cobalt for the first 10 years.  Based on the feasibility study, which assumes a long-term cobalt price of $12 per pound, life-of-mine unit net cash costs after by-product credits are estimated to be a net credit of $0.19 per pound of copper.

FCX is responsible for funding 70 percent of project development costs.  The project’s estimated capital cost of $900 million increased from the previous estimate of $650 million primarily reflecting various inflationary pressures and scope changes.  Capital cost estimates will continue to be reviewed.  Approximately $157 million in capital costs have been incurred through September 30, 2007.

Exploration Activities.  FCX is conducting exploration activities near its existing mines and in other high potential areas around the world.  Aggregate exploration expenditures in 2007 are expected to approximate $135 million.

FCX’s exploration efforts in North America include drilling within the Safford district of the Lone Star deposit, located approximately four miles from the ore body currently under development, as well as targets in the Morenci and Bagdad districts.  FCX is also conducting exploration activities near the Henderson ore body.  In South America, exploration is ongoing in and around the Cerro Verde and Candelaria/Ojos del Salado deposits. In Africa, FCX is actively pursuing targets outside of the area of initial development at Tenke Fungurume.  The number of drill rigs operating on these and other programs near the company’s minesites increased from 26 at the end of March 2007 to 39 currently.

PT-FI’s 2007 exploration efforts in Indonesia will continue to test extensions of the Deep Grasberg and Kucing Liar mine complex and to evaluate targets in the area between the Ertsberg East and Grasberg mineral systems from the new Common Infrastructure tunnels.  Initial drill results from the Common Infrastructure tunnel are positive and additional drilling is in process.  FCX continues its efforts to resume exploration activities in certain prospective areas in Papua, outside Block A (the Grasberg contract area).

CASH and DEBT

At September 30, 2007, FCX had consolidated cash of $2.4 billion and net cash available to the parent company of $1.6 billion as shown below (in billions):

September 30,
2007
Cash from United States operations	$0.1
Cash from international operations	2.3
Total consolidated cash	2.4
Less minority interests’ share	(0.6)
Cash, net of minority interests’ share	1.8
Withholding tax if distributed	(0.2)
Net cash available to parent company	$1.6

At September 30, 2007, FCX had $8.7 billion in debt, including $7.6 billion in acquisition debt, $0.7 billion in Phelps Dodge debt assumed in the transaction and $0.4 billion of previously existing FCX debt.  The following table summarizes FCX’s debt transactions since June 30, 2007 (in billions):

Total debt at June 30, 2007	$9.8
Repayments:
Term loans, net	(0.9)
Other	(0.2)
Total debt at September 30, 2007	$8.7

As discussed above, FCX anticipates proceeds net of taxes and transaction expenses of approximately $620 million for the sale of PDIC and will use proceeds from this sale to reduce debt further.  Since completion of the Phelps Dodge transaction on March 19, 2007, FCX has repaid a total of $8.9 billion in debt, including $8.4 billion of an original $10 billion term loan.

OUTLOOK

FCX’s pro forma consolidated sales volumes for 2007, including pre-acquisition Phelps Dodge sales, are currently projected to approximate 3.9 billion pounds of copper, 2.3 million ounces of gold and 68 million pounds of molybdenum.  Projected sales volumes for the fourth quarter of 2007 approximate 875 million pounds of copper, 100 thousand ounces of gold and 18 million pounds of molybdenum.  The achievement of FCX’s sales estimates will be dependent, among other factors, on the achievement of targeted mining rates and expansion plans, the successful operation of production facilities, the impact of weather conditions and other factors.

Using estimated sales volumes for the fourth quarter of 2007 and assuming average prices of $3.50 per pound of copper, $750 per ounce of gold and $30 per pound of molybdenum in the fourth quarter of 2007, FCX’s consolidated operating cash flows would approximate $6.2 billion in 2007, including approximately $1.3 billion projected in the fourth quarter of 2007.  Each $0.20 per pound change in copper prices in the fourth quarter would affect 2007 cash flows by approximately $140 million.  FCX’s capital expenditures for 2007 are currently estimated to approximate $1.9 billion.

FCX expects to generate cash flows during 2007 significantly greater than its capital expenditures, minority interests distributions, dividends and other cash requirements.  Assuming average prices of $3.50 per pound of copper, $750 per ounce of gold and $30 per pound of molybdenum in the balance of the year, and assuming excess cash is applied to reduce debt, total debt at year-end 2007 would approximate $7.3 billion and consolidated cash would approximate $1.5 billion.  Based on these assumptions, FCX’s term debt (which had a $1.55 billion balance at September 30, 2007) would be substantially repaid by year-end 2007.

FINANCIAL POLICY

FCX has a long track record for maximizing shareholder values through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.  FCX’s common stock annual dividend of $1.25 per share totals approximately $475 million per year.  Preferred dividends total approximately $255 million per year.

Following the significant increase in debt associated with the acquisition of Phelps Dodge, FCX placed a high priority on debt reduction.  As a result of the $5.6 billion of net proceeds from the issuance of common stock and 6¾% mandatory convertible preferred stock in March 2007 and positive performance of its operations, FCX has achieved meaningful debt reduction since the Phelps Dodge acquisition.  The continuation of the positive performance of FCX’s operations would enable the company to reduce its debt further and to consider additional returns to shareholders.  FCX’s management and its Board of Directors review the company’s financial policy on an ongoing basis.  There are 12.2 million shares remaining under FCX’s Board-authorized 20-million share open market purchase program.

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.  The company's portfolio of assets include the Grasberg mining complex, the world's largest copper and gold mine in terms of reserves, significant mining operations in the Americas, including the large scale Morenci/Safford minerals district in North America and the Cerro Verde and El Abra operations in South America, and the potential world-class Tenke Fungurume development project in the Democratic Republic of Congo.  Additional information about FCX is available on our web site at www.fcx.com.

Cautionary Statement and Regulation G Disclosure:  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding projected ore grades and milling rates, projected sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold and molybdenum price changes, the impact of changes in deferred intercompany profits on earnings, projected debt and cash balances, projected sale of PDIC, and the impact of purchase accounting, including on production costs and depreciation, depletion and amortization expenses.  Accuracy of the forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the forward-looking statements more frequently than quarterly.  Additionally, important factors that might cause future results to differ from these projections include mine sequencing, production rates, industry risks, commodity prices, political risks, weather-related risks, labor relations, currency translation risks and other factors described in FCX's Quarterly Report on Form 10-Q for the three months ended March 31, 2007, filed with the Securities and Exchange Commission (SEC).

This press release also contains certain financial measures such as unit net cash costs per pound of copper and unit net cash costs per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are available on our web site, “www.fcx.com.”

A copy of this press release is available on our web site, “www.fcx.com.”  A conference call with securities analysts about third-quarter 2007 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.” A replay of the webcast will be available through Friday, November 16, 2007.
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended September 30,
COPPER, Pro Forma[a]	Production				Sales
(millions of recoverable pounds)	2007		2006		2007		2006

MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	187	[b]	176	[b]	202	[b]	173	[b]
Bagdad (100%)	58		41		58		36
Sierrita (100%)	41		40		44		34
Chino (100%)	49		41		51		41
Tyrone (100%)	12		17		15		16
Miami (100%)	6		5		6		1
Tohono (100%)	1		1		-		1
Manufacturing and other (100%)	3		1		-		1
Total North America	357		322		376		303

South America
Candelaria/Ojos del Salado (80%)	118		105		118		110
Cerro Verde (53.6%)	171		54		174		53
El Abra (51%)	88		122		84		132
Total South America	377		281		376		295

Indonesia
Grasberg (90.6%)	177	[c]	308	[c]	197	[c]	324	[c]
Consolidated	911		911		949		922

Less minority participants’ share	163		135		164		142
Net	748		776		785		780

Consolidated sales from mines					949		922
Purchased copper					167		195
Total consolidated sales					1,116		1,117

Average realized price per pound
Excluding hedging					$3.57		$3.47
Including hedging					$3.53	[d]	$3.32	[d]

GOLD, Pro Forma[a]
(thousands of recoverable ounces)

MINED GOLD (FCX’s net interest in %)

North America (100%)	3	[b]	5	[b]	4	[b]	5	[b]
South America (80%)	31		27		31		27
Indonesia (90.6%)	182	[c]	449	[c]	234	[c]	478	[c]
Consolidated	216		481		269		510

Less minority participants’ shares	24		47		28		51
Net	192		434		241		459

Consolidated sales from mines					269		510
Purchased gold					2		3
Total consolidated sales					271		513

Average realized price per ounce					$692.43		$611.94

MOLYBDENUM, Pro Forma[a]
(millions of recoverable pounds)

MINED MOLYBDENUM (FCX’s net interest in %)

North America
Henderson (100%)	10		9		N/A		N/A
By-product (100%)	8		7		N/A		N/A
Consolidated	18		16		16		16

Purchased molybdenum					2		3
Total consolidated sales					18		19

Average realized price per pound					$27.89		$22.59

a.	The third-quarter 2006 data include Phelps Dodge’s pre-acquisition results for comparative purposes only.
b.	Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
c.	Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
d.	Includes reductions of $0.04 per pound for third-quarter 2007 and $0.15 per pound for third-quarter 2006 for mark-to-market accounting adjustments on copper price protection programs.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(continued)

	Nine Months Ended September 30,
COPPER, Pro Forma[a]	Production				Sales
(millions of recoverable pounds)	2007		2006		2007		2006

MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	528	[b]	515	[b]	534	[b]	512	[b]
Bagdad (100%)	151		119		151		119
Sierrita (100%)	113		122		121		121
Chino (100%)	134		144		137		144
Tyrone (100%)	36		49		40		48
Miami (100%)	15		15		19		14
Tohono (100%)	3		4		2		4
Manufacturing and other (100%)	13		8		12		8
Total North America	993	[c]	976		1,016	[c]	970

South America
Candelaria/Ojos del Salado (80%)	326		330		330		330
Cerro Verde (53.6%)	425		156		419		154
El Abra (51%)	271		367		271		376
Total South America	1,022	[c]	853		1,020	[c]	860

Indonesia
Grasberg (90.6%)	943	[d]	766	[d]	948	[d]	769	[d]
Consolidated	2,958		2,595		2,984		2,599

Less minority participants’ share	484		390		482		394
Net	2,474		2,205		2,502		2,205

Consolidated sales from mines					2,984		2,599
Purchased copper					524		609
Total consolidated sales					3,508		3,208

Average realized price per pound
Excluding hedging					$3.41		$3.14
Including hedging					$3.34	[e]	$2.67	[e]

GOLD, Pro Forma[a]
(thousands of recoverable ounces)

MINED GOLD (FCX’s net interest in %)
North America (100%)	9	[b]	15	[b]	14	[b]	15	[b]
South America (80%)	83	[f]	86		84	[f]	85
Indonesia (90.6%)	2,051	[d]	1,218	[d]	2,061	[d]	1,228	[d]
Consolidated	2,143		1,319		2,159		1,328

Less minority participants’ shares	209		131		210		133
Net	1,934		1,188		1,949		1,195

Consolidated sales from mines					2,159		1,328
Purchased gold					6		11
Total consolidated sales					2,165		1,339

Average realized price per ounce					$666.46		$540.94	[g]

MOLYBDENUM, Pro Forma[a]
(millions of recoverable pounds)

MINED MOLYBDENUM (FCX’s net interest in %)
North America
Henderson (100%)	30		28		N/A		N/A
By-product (100%)	23		23		N/A		N/A
Consolidated	53	[h]	51		50	[h]	51

Purchased molybdenum					7		7
Total consolidated sales					57		58

Average realized price per pound					$25.12		$21.59
a.	Includes Phelps Dodge’s pre-acquisition results for comparative purposes only.
b.	Amounts are net of Morenci’s joint venture partner’s 15 percent interest.
c.
Includes North American copper production of 258 million pounds and sales of 283 million pounds and South American copper production of 259 million pounds and sales of 222 million pounds for Phelps Dodge’s pre-acquisition results.

d.	Amounts are net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
e.	Includes reductions of $0.07 per pound for the 2007 nine-month period and $0.47 per pound for the 2006 nine-month period for mark-to-market accounting adjustments on copper price protection programs.
f.	Includes gold production of 21 thousand ounces and sales of 18 thousand ounces for Phelps Dodge’s pre-acquisition results.
g.	Includes a reduction of approximately $52 per ounce for a loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II.
h.	Includes molybdenum production of 14 million pounds and sales of 17 million pounds for Phelps Dodge’s pre-acquisition results.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA
(continued)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Statistical Data from Mining Operations, 100%[a]	2007	2006	2007	2006

North America (copper and molybdenum mines)

Copper Mines

Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	797,600	772,600	739,800	816,900
Average copper ore grade (%)	0.21	0.32	0.25	0.30
Copper production (millions of recoverable pounds)	216	223	637	675

Mill Operations
Ore milled (metric tons per day)	226,400	203,100	221,000	194,800
Average ore grade (%)
Copper	0.36	0.33	0.34	0.33
Molybdenum	0.03	0.02	0.02	0.02
Production (millions of recoverable pounds)
Copper	141	99	356	301
Molybdenum	8	7	23	23

Primary Molybdenum Mine

Ore milled (metric tons per day)	22,300	19,500	24,000	22,000
Average molybdenum ore grade (%)	0.25	0.25	0.23	0.23
Molybdenum production (millions of recoverable pounds)	10	9	30	28

South America (copper mines)

SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	286,700	265,600	289,300	257,500
Average copper ore grade (%)	0.45	0.42	0.42	0.45
Copper production (millions of recoverable pounds)	139	176	430	523

Mill Operations
Ore milled (metric tons per day)	181,400	69,300	163,700	64,300
Average copper ore grade (%)	0.76	0.81	0.72	0.88
Copper production (millions of recoverable pounds)	238	105	592	330

Indonesia (copper mine)

Mill Operations
Ore milled (metric tons per day)	198,600	230,100	213,900	223,600

Average ore grade
Copper (%)	0.58	0.85	0.88	0.76
Gold (grams per metric ton)	0.70	0.83	1.47	0.81
Recovery rates (%)
Copper	89.1	85.9	90.9	84.3
Gold	83.0	80.5	87.4	79.4
Copper (millions of recoverable pounds)
Production	194	325	984	831
Sales	214	343	989	834
Gold (thousands of recoverable ounces)
Production	327	456	2,362	1,253
Sales	383	487	2,371	1,267

a.	Includes Phelps Dodge pre-acquisition results for comparative purposes only.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2007		2006	2007[a]		2006
	(In Millions, Except Per Share Amounts)
Revenues[b]	$5,066		$1,636	$12,755		$4,148
Cost of sales:
Production and delivery	2,662	[c]	792	6,105	[c]	1,875
Depreciation, depletion and amortization	356	[c]	60	846	[c]	147
Total cost of sales	3,018		852	6,951		2,022
Exploration and research expenses	40		4	87		9
Selling, general and administrative expenses	131	[d]	45	314	[d]	111
Total costs and expenses	3,189		901	7,352		2,142
Operating income	1,877		735	5,403		2,006
Interest expense, net	(155)		(18)	(386)		(62)
Losses on early extinguishment and conversion of debt, net	(36)		(30)	(171)		(32)
Gains on sales of assets	47	[e]	21	85	[e]	30
Other income, net	48		6	110		17
Equity in affiliated companies’ net earnings	5		2	17		7
Income from continuing operations before
income taxes and minority interests	1,786		716	5,058		1,966
Provision for income taxes	(653)		(304)	(1,875)		(836)
Minority interests in net income of consolidated subsidiaries	(307)		(46)	(728)		(115)
Income from continuing operations	826		366	2,455		1,015
Income from discontinued operations (net of taxes of $5 million
in three-month period and $20 million in nine-month period)	12	[f]	-	44	[f]	-
Preferred dividends	(63)		(15)	(144)		(45)
Net income applicable to common stock	$775		$351	$2,355		$970

Basic net income per share of common stock:
Continuing operations	$2.00		$1.85	$7.06		$5.14
Discontinued operations	0.03	[f]	-	0.13	[f]	-
Basic net income per share of common stock	$2.03		$1.85	$7.19		$5.14

Diluted net income per share of common stock:
Continuing operations	$1.85		$1.67	$6.46		$4.64
Discontinued operations	0.02	[f]	-	0.12	[f]	-
Diluted net income per share of common stock[g]	$1.87		$1.67	$6.58		$4.64

Average common shares outstanding:
Basic	382	[h]	190	327	[h]	189
Diluted[g]	447		221	380		221

Dividends paid per share of common stock	$0.3125		$1.0625	$0.9375		$2.9375

a.	Includes Phelps Dodge results beginning March 20, 2007.
b.
Includes positive (negative) adjustments to prior period concentrate sales totaling $(37) million in the 2007 quarter, $33 million in the 2006 quarter, $90 million in the 2007 nine-month period and $139 million in the 2006 nine-month period.  In addition, charges for mark-to-market accounting adjustments for losses on copper price protection program totaled $44 million in the 2007 quarter and $212 million in the 2007 nine-month period.  The 2006 nine-month period also includes a $69 million loss on the mandatory redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

c.
Includes impact of purchase accounting adjustments related to the Phelps Dodge acquisition, which increased production costs by $277 million in the 2007 quarter and $627 million in the 2007 nine-month period and increased depreciation, depletion and amortization by $155 million in the 2007 quarter and $369 million in the 2007 nine-month period.

d.
Includes additional costs relating to the acquisition of Phelps Dodge totaling $69 million in the 2007 quarter and $137 million in the 2007 nine-month period.  Also includes stock-based compensation costs related to second-quarter 2007 stock option grants totaling $9 million in the 2007 quarter and $33 million in the 2007 nine-month period.

e.	Represents gains on sales of marketable equity securities.
f.	Relates to the operations of PDIC, which FCX entered into an agreement to sell on September 12, 2007.
g.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock, resulting in the exclusion of interest expense totaling less than $0.1 million in the 2007 quarter, $3 million in the 2006 quarter, $0.2 million in the 2007 nine-month period and $13 million in the 2006 nine-month period and dividends totaling $15 million in each of the third quarters of 2007 and 2006 and $45 million in each of the nine-month periods of 2007 and 2006.  The 2007 periods also include assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, of which FCX sold 28.75 million shares on March 28, 2007, reflecting exclusion of dividends totaling $48 million for the 2007 quarter and $99 million for the 2007 nine-month period.  The assumed conversions reflect the inclusion of 62 million common shares in the 2007 quarter, 30 million common shares in the 2006 quarter, 50 million common shares in the 2007 nine-month period and 31 million common shares in the 2006 nine-month period.

h.	On March 19, 2007, FCX issued 136.9 million shares to acquire Phelps Dodge; and on March 28, 2007, FCX sold 47.15 million common shares in a public offering.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2007		2006
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,377		$907
Accounts receivable	2,165		486
Inventories	2,135		724
Mill and leach stockpiles	614		-
Prepaid expenses, restricted cash and other	152		34
Assets held for sale	1,231	[a]	-
Total current assets	8,674		2,151
Property, plant, equipment and development costs, net	24,020		3,099
Trust assets	609		-
Long-term mill and leach stockpiles	1,099		-
Goodwill	6,332	[b]	-
Other assets	655		140
Total assets	$41,389		$5,390

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,695		$789
Accrued income taxes	815		165
Copper price protection program	635		-
Current portion of long-term debt and short-term borrowings	67		19
Liabilities related to assets held for sale	472	[a]	-
Total current liabilities	4,684		973
Long-term debt, less current portion:
Senior notes	6,953		620
Term loan	1,550		-
Project financing, equipment loans and other	162		41
Total long-term debt, less current portion	8,665		661
Deferred income taxes	6,816		800
Other liabilities and deferred credits	1,492		298
Total liabilities	21,657		2,732
Minority interests	1,699		213
Stockholders’ equity:
5½% Convertible perpetual preferred stock	1,100		1,100
6¾% Mandatory convertible preferred stock	2,875		-
Common stock	50		31
Capital in excess of par value	13,359		2,668
Retained earnings	3,474		1,415
Accumulated other comprehensive loss	(1)		(20)
Common stock held in treasury	(2,824)		(2,749)
Total stockholders’ equity	18,033		2,445
Total liabilities and stockholders’ equity	$41,389		$5,390

a.	Represents the assets and liabilities of PDIC.
b.
Second-quarter and third-quarter 2007 adjustments to the preliminary fair values assigned to the assets acquired and the liabilities assumed from Phelps Dodge and adjustments to the purchase price resulted in a $0.9 billion reduction in goodwill.  Additional adjustments, which could be significant, are expected in future periods until FCX finalizes its valuation of the assets acquired and liabilities assumed.

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
	September 30,
	2007[a]	2006
	(In Millions)
Cash flow from operating activities:
Net income	$2,499	$1,015
Adjustments to reconcile net income to net cash provided by
operating activities:
Unrealized losses on copper price protection program	212	-
Depreciation, depletion and amortization	864	147
Minority interests in net income of consolidated subsidiaries	738	115
Noncash compensation and benefits	143	51
Losses on early extinguishment and conversion of debt, net	171	32
Gains on sales of assets	(85)	(30)
Deferred income taxes	(279)	13
Other	21	25
(Increases) decreases in working capital, excluding amounts
acquired from Phelps Dodge:
Accounts receivable	(299)	131
Inventories	358	(182)
Prepaid expenses, restricted cash and other	-	(24)
Accounts payable and accrued liabilities	369	(77)
Accrued income taxes	215	(148)
Net cash provided by operating activities	4,927	1,068
Cash flow from investing activities:
Acquisition of Phelps Dodge, net of cash acquired	(13,907)	-
Phelps Dodge capital expenditures	(834)	-
PT Freeport Indonesia capital expenditures	(273)	(165)
Other capital expenditures	(31)	(13)
Sale of assets and other	79	31
Net cash used in investing activities	(14,966)	(147)
Cash flow from financing activities:
Proceeds from term loans under bank credit facility	12,450	-
Repayments of term loans under bank credit facility	(10,900)	-
Net proceeds from sales of senior notes	5,880	-
Net proceeds from sale of 6¾% mandatory convertible preferred stock	2,803	-
Net proceeds from sale of common stock	2,816	-
Proceeds from other debt	412	125
Repayments of other debt	(752)	(322)
Purchases of FCX common shares	-	(100)
Cash dividends paid:
Common stock	(301)	(559)
Preferred stock	(112)	(45)
Minority interests	(440)[b]	(114)[b]
Net (payments for) proceeds from exercised stock options	(15)	14
Excess tax benefit from exercised stock options	9	21
Bank credit facilities fees and other	(250)	(6)
Net cash provided by (used in) financing activities	11,600	(986)
Cash included in assets held for sale	(91)	-
Net increase (decrease) in cash and cash equivalents	1,470	(65)
Cash and cash equivalents at beginning of year	907	764
Cash and cash equivalents at end of period	$2,377	$699

a.	Includes Phelps Dodge results beginning March 20, 2007.
b.	Represents minority interests’ share of dividends.

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRO FORMA FINANCIAL DATA (Unaudited)

Pro forma financial results assume that FCX acquired Phelps Dodge effective January 1, 2007, for the 2007 periods and effective January 1, 2006, for the 2006 periods.  The most significant adjustments relate to the impact of fair value adjustments to inventories (including mill and leach stockpiles) and property, plant and equipment using March 19, 2007, metals prices and assumptions.

	Third Quarter				Nine Months
(In millions, except per share amounts)	2007		2006		2007		2006
Revenues	$5,066	[a]	$4,779	[a]	$15,049	[a]	$11,976	[a,b]
Operating income	$2,040	[a,c]	$1,682	[a,c]	$6,014	[a,c]	$3,100	[a,b,c]
Income from continuing operations
applicable to common stock[d]	$866	[a,c,e]	$791	[a,c,e]	$2,585	[a,c,e]	$888	[a,b,c,e]
Diluted income from continuing operations
per share of common stock	$2.07	[a,c,e]	$1.93	[a,c,e]	$6.21	[a,c,e]	$2.33	[a,b,c,e]
Diluted average common shares outstanding[f,g]	448		445		447		406

Note: Disclosures of after-tax amounts are calculated by reference to the applicable tax rate.

a.
Includes charges for noncash mark-to-market accounting adjustments on copper price protection programs totaling $44 million ($26 million to net income or $0.06 per share) in third-quarter 2007, $145 million ($110 million to net income or $0.25 per share) in third-quarter 2006, $232 million ($142 million to net income or $0.32 per share) in the 2007 nine-month period and $1.2 billion ($923 million to net income or $2.28 per share) in the 2006 nine-month period.

b.	Includes loss on redemption of FCX’s Gold-Denominated Preferred Stock, Series II totaling $69 million ($37 million to net income or $0.09 per share).

c.
Includes the purchase accounting impact of the increase in the carrying amount of Phelps Dodge’s property, plant and equipment and metals inventories totaling $283 million ($179 million to net income or $0.40 per share) in third-quarter 2007, $376 million ($237 million to net income or $0.53 per share) in third-quarter 2006, $1.3 billion ($835 million to net income or $1.87 per share) in the 2007 nine-month period and $1.7 billion ($1.1 billion to net income or $2.70 per share) in the 2006 nine-month period.

d.	After preferred dividends.

e.
Includes net losses on early extinguishment of debt totaling $36 million ($31 million to net income or $0.07 per share) in third-quarter 2007, $30 million ($29 million to net income or $0.07 per share) in third-quarter 2006, $83 million ($66 million to net income or $0.15 per share) in the 2007 nine-month period and $32 million ($30 million to net income or $0.07 per share) in the 2006 nine-month period for debt prepayments.  Also includes gains totaling $47 million ($29 million to net income or $0.06 per share) in third-quarter 2007 and $85 million ($52 million to net income or $0.12 per share) in the 2007 nine-month period on sales of marketable equity securities.

f.
Reflects assumed conversion of FCX’s 7% Convertible Senior Notes and 5½% Convertible Perpetual Preferred Stock.  Also reflects assumed conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, which was issued on March 28, 2007, for all periods except the 2006 nine-month period in which this security was not dilutive.

g.	On March 19, 2007, FCX issued 136.9 million common shares to acquire Phelps Dodge. On March 28, 2007, FCX sold 47.15 million common shares.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum is a measure intended to provide investors with information about the cash generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations. FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. generally accepted accounting principles. This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method. FCX uses the by-product method in its presentation of gross profit per pound of copper because (1) the majority of its revenues are copper revenues, (2) it mines ore, which contains copper, gold, molybdenum and other metals, (3) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, and molybdenum and other metals it produces, (4) it is the method used to compare mining operations in certain industry publications and (5) it is the method used by FCX’s management and Board of Directors to monitor its operations. In the co-product method presentations below, costs are allocated to the different products based on their relative revenue values, which will vary to the extent our metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations below, FCX shows adjustments to copper revenues for prior period open sales as separate line items. Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales. Noncash and nonrecurring costs consist of items such as stock-based compensation costs, write-offs of equipment or unusual charges. They are removed from site production and delivery costs in the calculation of unit net cash costs. In addition, costs resulting from the application of the purchase accounting method are removed. As discussed above, gold, molybdenum and other metal revenues, excluding any impacts from redemption of the gold- and silver-denominated preferred stocks, are reflected as credits against site production and delivery costs in the by-product method. Presentations under both methods are shown below together with reconciliations to amounts reported in FCX’s consolidated financial statements or pro forma consolidated financial results.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$1,320	$1,320	$245		$14		$1,579

Site production and delivery, before
net noncash and nonrecurring
costs shown below	528	459	75		6		540
By-product credits	(247)	-	-		-		-
Treatment charges	33	33	-		-		33
Net cash costs	314	492	75		6		573
Depreciation and amortization	69	62	7		1		69
Noncash and nonrecurring costs, net	5	5	-		-		5
Total costs	388	559	82		7		648
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(56)	(56)	-		-		(56)
Idle facility and other non-inventoriable costs	(8)	(8)	-		-		(8)
Gross profit	$867	$697	$163		$7		$867

Consolidated sales
Copper (in million pounds)	376	376
Molybdenum (in million pounds)			8

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.51	$3.51	$31.80

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1.40	1.22	9.69
By-product credits	(0.66)	-	-
Treatment charges	0.09	0.09	-
Unit net cash costs	0.84	1.31	9.69
Depreciation and amortization	0.18	0.16	0.95
Noncash and nonrecurring costs, net	0.01	0.01	0.02
Total unit costs	1.03	1.49	10.66
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.15)	(0.15)	-
Idle facility and other non-inventoriable costs	(0.02)	(0.02)	-
Gross profit per pound	$2.31	$1.85	$21.14

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,579	$540	$69
Net noncash and nonrecurring costs
per above	N/A	5	N/A
Treatment charges per above	N/A	33	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(56)	N/A	N/A
Other North America operations	1,488	1,413	22
Purchase accounting impact	N/A	174	115
Total North American mining operations	3,011	2,165	206
Eliminations and other	2,055	497	150
As reported in FCX’s consolidated
financial statements	$5,066	$2,662	$356

a.	Molybdenum by-product credits reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b.	Includes gold and silver.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Three Months Ended September 30, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$1,024	$1,024	$198		$12		$1,234

Site production and delivery, before
net noncash and nonrecurring
costs shown below	369	310	65		5		380
By-product credits	(199)	-	-		-		-
Treatment charges	22	21	-		1		22
Net cash costs	192	331	65		6		402
Depreciation and amortization	33	29	4		-		33
Noncash and nonrecurring costs, net	5	5	-		-		5
Total costs	230	365	69		6		440
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(123)	(123)	-		-		(123)
Idle facility and other non-inventoriable costs	(7)	(7)	-		-		(7)
Gross profit	$664	$529	$129		$6		$664

Consolidated sales
Copper (in million pounds)	302	302
Molybdenum (in million pounds)			7

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.40	$3.40	$25.39

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1.23	1.03	8.29
By-product credits	(0.66)	-	-
Treatment charges	0.07	0.07	-
Unit net cash costs	0.64	1.10	8.29
Depreciation and amortization	0.11	0.10	0.52
Noncash and nonrecurring costs, net	0.02	0.01	0.02
Total unit costs	0.77	1.21	8.83
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.41)	(0.41)	-
Idle facility and other non-inventoriable costs	(0.02)	(0.02)	-
Gross profit per pound	$2.20	$1.76	$16.56

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,234	$380	$33
Net noncash and nonrecurring costs
per above	N/A	5	N/A
Treatment charges per above	N/A	22	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(123)	N/A	N/A
Purchase accounting impact	N/A	223	159
Eliminations and other	3,668	1,999	134
As reported in FCX’s pro forma
consolidated financial results	$4,779	$2,629	$326

a.	Molybdenum by-product credits reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b.	Includes gold and silver.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Nine Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$3,206	$3,206	$658		$43		$3,907

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1,398	1,204	226		19		1,449
By-product credits	(650)	-	-		-		-
Treatment charges	85	83	-		2		85
Net cash costs	833	1,287	226		20		1,534
Depreciation and amortization	142	120	22		1		142
Noncash and nonrecurring costs, net	16	15	1		-		16
Total costs	991	1,422	249		21		1,692
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(135)	(135)	-		-		(135)
Idle facility and other non-inventoriable costs	(26)	(26)	-		-		(26)
Gross profit	$2,054	$1,623	$409		$22		$2,054

Consolidated sales
Copper (in million pounds)	1,004	1,004
Molybdenum (in million pounds)			23

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.19	$3.19	$28.57

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1.39	1.20	9.83
By-product credits	(0.65)	-	-
Treatment charges	0.08	0.08	-
Unit net cash costs	0.83	1.28	9.83
Depreciation and amortization	0.14	0.12	0.94
Noncash and nonrecurring costs, net	0.02	0.02	0.03
Total unit costs	0.99	1.42	10.80
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.13)	(0.13)	-
Idle facility and other non-inventoriable costs	(0.03)	(0.03)	-
Gross profit per pound	$2.05	$1.62	$17.77

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$3,907	$1,449	$142
Net noncash and nonrecurring costs
per above	N/A	16	N/A
Treatment charges per above	N/A	85	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(135)	N/A	N/A
Purchase accounting impact	N/A	188	126
Eliminations and other	11,277	5,768	800
As reported in FCX’s pro forma
consolidated financial results	$15,049	$7,506	$1,068

a.	Molybdenum by-product credits reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b.	Includes gold and silver.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

North America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Nine Months Ended September 30, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum	[a]	Other	[b]	Total

Revenues, after adjustments shown below	$3,025	$3,025	$576		$34		$3,635

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1,041	823	229		20		1,072
By-product credits	(579)	-	-		-		-
Treatment charges	66	63	-		3		66
Net cash costs	528	886	229		23		1,138
Depreciation and amortization	104	85	18		1		104
Noncash and nonrecurring costs, net	15	14	1		-		15
Total costs	647	985	248		24		1,257
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(1,351)	(1,351)	-		-		(1,351)
Idle facility and other non-inventoriable costs	(20)	(20)	-		-		(20)
Gross profit	$1,007	$669	$328		$10		$1,007

Consolidated sales
Copper (in million pounds)	962	962
Molybdenum (in million pounds)			23

Gross profit per pound of copper and molybdenum:

Revenues, after adjustments shown below	$3.15	$3.15	$24.48

Site production and delivery, before
net noncash and nonrecurring
costs shown below	1.08	0.86	9.75
By-product credits	(0.60)	-	-
Treatment charges	0.07	0.07	-
Unit net cash costs	0.55	0.92	9.75
Depreciation and amortization	0.11	0.09	0.75
Noncash and nonrecurring costs, net	0.01	0.01	0.03
Total unit costs	0.67	1.02	10.53
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(1.41)	(1.41)	-
Idle facility and other non-inventoriable costs	(0.02)	(0.02)	-
Gross profit per pound	$1.05	$0.70	$13.95

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$3,635	$1,072	$104
Net noncash and nonrecurring costs
per above	N/A	15	N/A
Treatment charges per above	N/A	66	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(1,351)	N/A	N/A
Purchase accounting impact	N/A	1,281	481
Eliminations and other	9,692	5,126	358
As reported in FCX’s pro forma
consolidated financial results	$11,976	$7,560	$943

a.	Molybdenum by-product credits reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b.	Includes gold and silver.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Primary Molybdenum (Henderson) Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)a

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In Millions)	2007	2006	2007	2006

Revenues, after adjustments shown below	$278	$200	$741	$607

Site production and delivery, before net noncash
and nonrecurring costs shown below	43	34	123	101
Net cash costs	43	34	123	101
Depreciation and amortization	9	8	25	25
Noncash and nonrecurring costs, net	-	-	-	1
Total costs	52	43	149	126
Gross profit[b]	$226	$157	$592	$481

Consolidated sales
Molybdenum (in million pounds)	10	9	30	28

Gross profit per pound of molybdenum:

Revenues, after adjustments shown below	$28.22	$22.77	$25.22	$21.76

Site production and delivery, before net noncash
and nonrecurring costs shown below	4.34	3.92	4.20	3.60
Unit net cash costs	4.34	3.92	4.20	3.60
Depreciation and amortization	0.87	0.93	0.85	0.90
Noncash and nonrecurring costs, net	0.02	0.02	0.02	0.02
Total unit costs	5.22	4.87	5.07	4.52
Gross profit per pound	$23.00	$17.90	$20.15	$17.24

Reconciliation to Amounts Reported
(In Millions)		Production	Depreciation
		and	and
Three Months Ended September 30, 2007	Revenues	Delivery	Amortization
Totals presented above	$278	$43	$9
Purchase accounting impact	N/A	40	9
Other molybdenum operations	241	297	4
Primary molybdenum segment	519	380	22
Eliminations and other	4,547	2,282	334
As reported in FCX’s consolidated
financial statements	$5,066	$2,662	$356

Three Months Ended September 30, 2006
Totals presented above	$200	$34	$8
Purchase accounting impact	N/A	223	159
Eliminations and other	4,579	2,372	159
As reported in FCX’s pro forma
consolidated financial results	$4,779	$2,629	$326

Nine Months Ended September 30, 2007
Totals presented above	$741	$123	$25
Purchase accounting impact	N/A	188	126
Eliminations and other	14,308	7,195	917
As reported in FCX’s pro forma
consolidated financial results	$15,049	$7,506	$1,068

Nine Months Ended September 30, 2006
Totals presented above	$607	$101	$25
Purchase accounting impact	N/A	1,281	481
Eliminations and other	11,369	6,178	437
As reported in FCX’s pro forma
consolidated financial results	$11,976	$7,560	$943

a.	Amounts for the three months ended September 30, 2007, are actual financial results.
b.
Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing. On a consolidated basis, the Primary Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$1,436	$1,436	$36		$1,472

Site production and delivery, before
net noncash and nonrecurring
costs shown below	369	358	15		373
By-product credits	(32)	-	-		-
Treatment charges	90	88	2		90
Net cash costs	427	446	17		463
Depreciation and amortization	55	54	1		55
Noncash and nonrecurring costs, net	1	1	-		1
Total costs	483	501	18		519
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(33)	(33)	-		(33)
Idle facility and other non-inventoriable costs	(7)	(7)	-		(7)
Gross profit	$913	$895	$18		$913

Consolidated sales
Copper (in million pounds)	376	376

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.82	$3.82

Site production and delivery, before
net noncash and nonrecurring
costs shown below	0.98	0.95
By-product credits	(0.09)	-
Treatment charges	0.24	0.24
Unit net cash costs	1.14	1.19
Depreciation and amortization	0.15	0.14
Noncash and nonrecurring costs, net	-	-
Total unit costs	1.28	1.33
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.09)	(0.09)
Idle facility and other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$2.43	$2.38

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,472	$373	$55
Net noncash and nonrecurring costs
per above	N/A	1	N/A
Less: Treatment charges per above	(90)	N/A	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(33)	N/A	N/A
Purchased metal	43	43	N/A
Purchase accounting impact	N/A	76	40
Eliminations and other	(43)	(38)	(1)
Total South American mining operations	1,349	455	94
Eliminations and other	3,717	2,207	262
As reported in FCX’s consolidated
financial statements	$5,066	$2,662	$356

a.	Includes gold, silver and molybdenum.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Three Months Ended September 30, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$1,038	$1,038	$22		$1,060

Site production and delivery, before
net noncash and nonrecurring
costs shown below	257	251	6		257
By-product credits	(22)	-	-		-
Treatment charges	59	57	2		59
Net cash costs	294	308	8		316
Depreciation and amortization	51	50	1		51
Noncash and nonrecurring costs, net	1	1	-		1
Total costs	346	359	9		368
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	8	8	-		8
Idle facility and other non-inventoriable costs	(6)	(6)	-		(6)
Gross profit	$694	$681	$13		$694

Consolidated sales
Copper (in million pounds)	295	295

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.52	$3.52

Site production and delivery, before
net noncash and nonrecurring
costs shown below	0.87	0.85
By-product credits	(0.07)	-
Treatment charges	0.20	0.19
Unit net cash costs	1.00	1.04
Depreciation and amortization	0.17	0.17
Noncash and nonrecurring costs, net	-	-
Total unit costs	1.17	1.22
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	0.03	0.03
Idle facility and other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$2.36	$2.31

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,060	$257	$51
Net noncash and nonrecurring costs
per above	N/A	1	N/A
Less: Treatment charges per above	(59)	N/A	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	8	N/A	N/A
Purchased metal	59	59	N/A
Purchase accounting impact	N/A	223	159
Eliminations and other	3,711	2,089	116
As reported in FCX’s pro forma
consolidated financial statements	$4,779	$2,629	$326

a.	Includes gold and silver.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Nine Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$3,543	$3,543	$86		$3,629

Site production and delivery, before
net noncash and nonrecurring
costs shown below	903	876	34		910
By-product credits	(79)	-	-		-
Treatment charges	216	211	5		216
Net cash costs	1,040	1,087	39		1,126
Depreciation and amortization	160	157	3		160
Noncash and nonrecurring costs, net	2	2	-		2
Total costs	1,202	1,246	42		1,288
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	18	18	-		18
Idle facility and other non-inventoriable costs	(21)	(20)	(1)		(21)
Gross profit	$2,338	$2,295	$43		$2,338

Consolidated sales
Copper (in million pounds)	1,020	1,020

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.47	$3.47

Site production and delivery, before
net noncash and nonrecurring
costs shown below	0.89	0.86
By-product credits	(0.08)	-
Treatment charges	0.21	0.21
Unit net cash costs	1.02	1.07
Depreciation and amortization	0.16	0.15
Noncash and nonrecurring costs, net	-	-
Total unit costs	1.18	1.22
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	0.02	0.02
Idle facility and other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$2.29	$2.25

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$3,629	$910	$160
Net noncash and nonrecurring costs
per above	N/A	2	N/A
Less: Treatment charges per above	(216)	N/A	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	18	N/A	N/A
Purchased metal	191	191	N/A
Purchase accounting impact	N/A	188	126
Eliminations and other	11,427	6,215	782
As reported in FCX’s pro forma
consolidated financial statements	$15,049	$7,506	$1,068

a.	Includes gold, silver and molybdenum.

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs (Pro Forma)

Nine Months Ended September 30, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other	[a]	Total

Revenues, after adjustments shown below	$2,789	$2,789	$72		$2,861

Site production and delivery, before
net noncash and nonrecurring
costs shown below	660	642	18		660
By-product credits	(72)	-	-		-
Treatment charges	159	155	4		159
Net cash costs	747	797	22		819
Depreciation and amortization	147	145	2		147
Noncash and nonrecurring costs, net	1	1	-		1
Total costs	896	943	25		968
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(47)	(38)	(9)		(47)
Idle facility and other non-inventoriable costs	(15)	(15)	-		(15)
Gross profit	$1,831	$1,793	$38		$1,831

Consolidated sales
Copper (in million pounds)	860	860

Gross profit per pound of copper:

Revenues, after adjustments shown below	$3.24	$3.24

Site production and delivery, before
net noncash and nonrecurring
costs shown below	0.77	0.75
By-product credits	(0.08)	-
Treatment charges	0.18	0.18
Unit net cash costs	0.87	0.93
Depreciation and amortization	0.17	0.17
Noncash and nonrecurring costs, net	-	-
Total unit costs	1.04	1.10
Revenue adjustments, primarily for pricing
on prior period open sales and hedging	(0.05)	(0.04)
Idle facility and other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$2.13	$2.09

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$2,861	$660	$147
Net noncash and nonrecurring costs
per above	N/A	1	N/A
Less: Treatment charges per above	(159)	N/A	N/A
Revenue adjustments, primarily for pricing
on prior period open sales and hedging
per above	(47)	N/A	N/A
Purchased metal	185	185	N/A
Purchase accounting impact	N/A	1,281	481
Eliminations and other	9,136	5,433	315
As reported in FCX’s pro forma
consolidated financial statements	$11,976	$7,560	$943

a.	Includes gold and silver.

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$769	$769	$173	$5	$947

Site production and delivery, before net noncash
and nonrecurring costs shown below	347	282	63	2	347
Gold and silver credits	(178)	-	-	-	-
Treatment charges	67	55	12	-	67
Royalty on metals	20	16	4	-	20
Net cash costs	256	353	79	2	434
Depreciation and amortization	43	35	8	-	43
Noncash and nonrecurring costs, net	5	4	1	-	5
Total costs	304	391	88	2	482
Revenue adjustments, primarily for pricing on
prior period open sales	(23)	(23)	-	-	(23)
PT Smelting intercompany profit recognized	47	38	9	-	47
Gross profit	$489	$393	$94	$3	$489

Consolidated sales
Copper (in million pounds)	197	197
Gold (in thousand ounces)			234
Silver (in thousand ounces)				427

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$3.63	$3.63	$694.95	$12.81

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.76	1.43	270.62	4.33
Gold and silver credits	(0.90)	-	-	-
Treatment charges	0.34	0.28	52.65	0.84
Royalty on metals	0.10	0.08	15.57	-
Unit net cash costs	1.30	1.79	338.84	5.17
Depreciation and amortization	0.22	0.17	33.13	0.53
Noncash and nonrecurring costs, net	0.02	0.02	3.75	0.06
Total unit costs	1.54	1.98	375.72	5.76
Revenue adjustments, primarily for pricing on
prior period open sales	0.16	0.16	43.81	(1.24)
PT Smelting intercompany profit recognized	0.24	0.19	36.50	0.58
Gross profit per pound/ounce	$2.49	$2.01	$399.54	$6.39

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$947	$347	$43
Net noncash and nonrecurring costs per above	N/A	5	N/A
Less: Treatment charges per above	(67)	N/A	N/A
Royalty per above	(20)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(23)	N/A	N/A
Total Indonesia mining operations	837	351	43
Eliminations and other	4,229	2,311	313
As reported in FCX’s consolidated
financial statements	$5,066	$2,662	$356

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended September 30, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$1,097	$1,097	$295	$13	$1,404

Site production and delivery, before net noncash
and nonrecurring costs shown below	355	277	75	3	355
Gold and silver credits	(307)	-	-	-	-
Treatment charges	141	110	30	1	141
Royalty on metals	37	29	8	-	37
Net cash costs	226	416	112	5	533
Depreciation and amortization	50	39	10	1	50
Noncash and nonrecurring costs, net	9	7	2	-	9
Total costs	285	462	124	6	592
Revenue adjustments, primarily for pricing on
prior period open sales and silver hedging	37	50	-	(13)	37
PT Smelting intercompany profit elimination	(20)	(16)	(4)	-	(20)
Gross profit	$829	$669	$166	$(6)	$829

Consolidated sales
Copper (in million pounds)	324	324
Gold (in thousand ounces)			478
Silver (in thousand ounces)				1,096

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$3.43	$3.43	$608.57	$5.25

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.10	0.86	155.90	2.91
Gold and silver credits	(0.95)	-	-	-
Treatment charges	0.44	0.34	62.19	1.16
Royalty on metals	0.11	0.09	16.24	0.30
Unit net cash costs	0.70	1.29	234.33	4.37
Depreciation and amortization	0.15	0.12	21.94	0.41
Noncash and nonrecurring costs, net	0.03	0.02	3.75	0.07
Total unit costs	0.88	1.43	260.02	4.85
Revenue adjustments, primarily for pricing on
prior period open sales	0.07	0.12	8.11	(5.84)
PT Smelting intercompany profit elimination	(0.06)	(0.05)	(8.94)	(0.17)
Gross profit per pound/ounce	$2.56	$2.07	$347.72	$(5.61)

Reconciliation to Amounts Reported
		Production	Depreciation
		And	And
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,404	$355	$50
Net noncash and nonrecurring costs per above	N/A	9	N/A
Less: Treatment charges per above	(141)	N/A	N/A
Royalty per above	(37)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	37	N/A	N/A
Total Indonesia mining operations	1,262	363	50
Eliminations and other	374	429	10
As reported in FCX’s consolidated
financial statements	$1,636	$792	$60

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2007
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$3,325	$3,325	$1,380	$41	$4,746

Site production and delivery, before net noncash
and nonrecurring costs shown below	1,040	729	302	9	1,040
Gold and silver credits	(1,421)	-	-	-	-
Treatment charges	332	232	97	3	332
Royalty on metals	117	82	34	1	117
Net cash costs	68	1,043	433	13	1,489
Depreciation and amortization	158	111	46	1	158
Noncash and nonrecurring costs, net	24	17	7	-	24
Total costs	250	1,171	486	14	1,671
Revenue adjustments, primarily for pricing on
prior period open sales	11	11	-	-	11
PT Smelting intercompany profit recognized	11	8	3	-	11
Gross profit	$3,097	$2,173	$897	$27	$3,097

Consolidated sales
Copper (in million pounds)	948	948
Gold (in thousand ounces)			2,061
Silver (in thousand ounces)				3,121

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$3.48	$3.48	$668.47	$13.04

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.10	0.77	146.73	2.86
Gold and silver credits	(1.50)	-	-	-
Treatment charges	0.35	0.24	46.84	0.91
Royalty on metals	0.12	0.09	16.55	0.32
Unit net cash costs	0.07	1.10	210.12	4.09
Depreciation and amortization	0.17	0.11	22.21	0.43
Noncash and nonrecurring costs, net	0.03	0.02	3.43	0.07
Total unit costs	0.27	1.23	235.76	4.59
Revenue adjustments, primarily for pricing on
prior period open sales	0.04	0.04	1.19	-
PT Smelting intercompany profit recognized	0.01	0.01	1.56	0.03
Gross profit per pound/ounce	$3.27	$2.29	$435.46	$8.48

Reconciliation to Amounts Reported
		Production	Depreciation
		and	and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$4,746	$1,040	$158
Net noncash and nonrecurring costs per above	N/A	24	N/A
Less: Treatment charges per above	(332)	N/A	N/A
Royalty per above	(117)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	11	N/A	N/A
Total Indonesia mining operations	4,308	1,064	158
Eliminations and other	8,447	5,041	688
As reported in FCX’s consolidated
financial statements	$12,755	$6,105	$846

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS
(continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Nine Months Ended September 30, 2006
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, after adjustments shown below	$2,607	$2,607	$753	$31	$3,391

Site production and delivery, before net noncash
and nonrecurring costs shown below	901	692	200	8	901
Gold and silver credits	(784)	-	-	-	-
Treatment charges	332	256	74	3	332
Royalty on metals	80	61	18	1	80
Net cash costs	529	1,009	292	12	1,313
Depreciation and amortization	118	90	26	1	118
Noncash and nonrecurring costs, net	31	24	7	-	31
Total costs	677	1,123	325	13	1,461
Revenue adjustments, primarily for pricing on
prior period open sales and gold/silver hedging	115 [a]	197	(69)	(13)	115
PT Smelting intercompany profit elimination	(7)	(6)	(1)	-	(7)
Gross profit	$2,038	$1,675	$358	$4	$2,038

Consolidated sales
Copper (in million pounds)	769	769
Gold (in thousand ounces)			1,228
Silver (in thousand ounces)				2,638

Gross profit per pound of copper/per ounce of gold and silver:
Revenues, after adjustments shown below	$3.38	$3.38	$540.67 [b]	$6.58

Site production and delivery, before net noncash
and nonrecurring costs shown below	1.17	0.90	162.88	3.13
Gold and silver credits	(1.02)	-	-	-
Treatment charges	0.43	0.33	60.11	1.16
Royalty on metals	0.11	0.08	14.44	0.28
Unit net cash costs	0.69	1.31	237.43	4.57
Depreciation and amortization	0.15	0.12	21.27	0.41
Noncash and nonrecurring costs, net	0.04	0.03	5.54	0.11
Total unit costs	0.88	1.46	264.24	5.09
Revenue adjustments, primarily for pricing on
prior period open sales	0.16 [a]	0.27	16.42	0.20
PT Smelting intercompany profit elimination	(0.01)	(0.01)	(1.33)	(0.03)
Gross profit per pound/ounce	$2.65	$2.18	$291.52	$1.66

Reconciliation to Amounts Reported
		Production	Depreciation
		And	And
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$3,391	$901	$118
Net noncash and nonrecurring costs per above	N/A	31	N/A
Less: Treatment charges per above	(332)	N/A	N/A
Royalty per above	(80)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales and hedging per above	115	N/A	N/A
Total Indonesia mining operations	3,094	931	118
Eliminations and other	1,054	944	29
As reported in FCX’s consolidated
financial statements	$4,148	$1,875	$147

a.	Includes a $69 million or $0.16 per pound loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II.
b.	Amount was $597.07 per ounce before the loss on the redemption of FCX’s Gold-Denominated Preferred Stock, Series II.

XXI

FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s third-quarter 2007 income tax provision from continuing operations resulted from taxes on international operations ($584 million) and taxes in the U.S. ($69 million).  FCX’s income tax provision from continuing operations for the first nine months of 2007 resulted from taxes on international operations ($1.7 billion) and taxes in the U.S. ($161 million).  The difference between FCX’s effective income tax rate of approximately 37 percent for the first nine months of 2007 and the U.S. federal statutory rate of 35 percent primarily was attributable to withholding taxes incurred in connection with earnings from Indonesian and South American mining operations and a U.S. foreign tax credit limitation partly offset by a U.S. benefit for percentage depletion.

FCX’s income tax provisions, which totaled $304 million for the third quarter of 2006 and $836 million for the first nine months of 2006, resulted from taxes on PT Freeport Indonesia’s earnings.  The difference between FCX’s effective income tax rate of approximately 43 percent for the first nine months of 2006 and PT-FI’s Contract of Work rate of 35 percent primarily was attributable to withholding taxes incurred in connection with earnings from Indonesian mining operations and income taxes incurred by PT Indocopper Investama.

A summary of the significant components in the calculation of FCX’s consolidated provision for income taxes for the first nine months of 2007 follows (in millions, except percentages):

	Nine Months Ended
	September 30, 2007
		Effective
	Income[a]	Tax Rate	Tax
North America
Income before taxes and minority interests	$1,076	32%	$339
Purchase accounting adjustments	(723)	39%	(280)
Subtotal	353		59
South America
Income before taxes and minority interest	2,006	34%	676
Purchase accounting adjustments	(273)	34%	(92)
Subtotal	1,733		584
Indonesia
Income before taxes and minority interests	2,947	43%	1,275
Other
Income before taxes and minority interests	25	28%	7
Annualized rate adjustment[b]	N/A	N/A	(50)

Consolidated totals	$5,058	37%	$1,875

a.	Represents income from continuing operations before income taxes and minority interests.
b.
In accordance with APB Opinion No. 28, “Interim Financial Reporting” and FIN 18, “Accounting for Income Taxes in Interim Periods an Interpretation of APB Opinion No. 28,” FCX adjusts its interim provision for income taxes to equal its estimated annualized effective tax rate, currently 37 percent.

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FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX’s business consists of three primary operating divisions – North American mining, South American mining and Indonesian mining. Following is a discussion of the reportable segments included in these operating divisions, as well as FCX’s other reportable segment – Atlantic Copper. FCX continues to evaluate reportable segments in conjunction with its review of the management reporting structure following the acquisition of Phelps Dodge, and as a result, the following reportable segments may change when FCX finalizes its analysis.

On September 12, 2007, FCX entered into an agreement to sell its international wire and cable business, PDIC, for $735 million.  Accordingly, PDIC’s operating results have been reported as discontinued operations in FCX’s condensed consolidated statements of income; and PDIC’s assets and liabilities have been reported as held for sale in FCX’s condensed consolidated balance sheets.  PDIC is no longer a reportable segment of FCX in the following business segment tables for the three and nine-month periods ended September 30, 2007.

North American Mining.  North American mining comprises copper operations from mining through rod production, molybdenum operations from mining through conversion to chemical and metallurgical products, and the marketing and sale of both products. The North American mining operating division includes one reportable copper production segment (Morenci), and also includes as reportable segments Manufacturing and Primary Molybdenum. Other North American mining operations not considered reportable segments include FCX’s other southwestern U.S. copper mines – Bagdad, Sierrita, Chino, Cobre, Tyrone, Miami, Bisbee and Tohono. In addition to copper, the Bagdad, Sierrita and Chino mines produce molybdenum, gold, silver and rhenium. Other North American mining operations also include the Safford project, which is currently under development; a sales company, which functions as an agent to purchase and sell copper from the North American mines and the Manufacturing segment and also purchases and sells any copper not sold by the South American mines to third parties; and other ancillary operations.

South American Mining.  South American mining includes one reportable copper production segment (Cerro Verde). Other South American mining operations not considered reportable segments include FCX’s other South American copper mines – Candelaria, Ojos del Salado and El Abra.

Indonesian Mining.  Indonesian mining includes PT Freeport Indonesia’s Grasberg copper and gold mining operations and PT Puncakjaya Power’s power generating operations (after eliminations with PT Freeport Indonesia).

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Other.  Intersegment sales by the Indonesian and South American mines are based upon arms-length prices at the time of the sale.  Intersegment sales by any individual mine may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

In addition to the allocation of revenues, FCX allocates certain operating costs, expenses and capital to the operating divisions and individual segments that may not be reflective of market conditions. FCX does not allocate all costs and expenses applicable to a mine or operation from the operating division or corporate offices. Accordingly, the following segment information reflects management determinations that may not be indicative of actual financial performance of each operating division or segment as if it was an independent entity.

XXIII

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(In Millions)	North America						South America			Indonesia
					Other	Total		Other	Total			Atlantic
			Primary		North	North		South	South			Copper	Corporate,
		Manufac-	Molyb-		American	American	Cerro	American	American			Smelting	Other &	FCX
Three Months Ended September 30, 2007	Morenci	turing	denum		Mining	Mining	Verde	Mining	Mining	Grasberg		& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$49	1,726	519		713	3,007	339	460	799	570	[a]	688	2	5,066
Intersegment	632	61	-		(689)	4	263	287	550	267		-	(821)	-
Production and delivery[b]	372	1,765	380		(352)	2,165	199	256	455	351		674	(983)	2,662
Depreciation, depletion and amortization[b]	91	6	22		87	206	41	53	94	43		8	5	356
Exploration and research expenses	-	-	1		2	3	-	-	-	-		-	37	40
Selling, general and administrative expenses	-	-	4		3	7	-	-	-	44		5	75	131
Operating income[b]	$218	16	112	[c]	284	630	362	438	800	399		1	47	1,877
Interest expense, net	$-	2	-		-	2	3	-	3	3		6	141	155
Equity in affiliated companies’ net earnings	$-	-	-		-	-	-	-	-	-		-	5	5
Provision for income taxes	$-	-	-		-	-	121	143	264	141		-	248	653
Minority interests in net income of
consolidated subsidiaries	$-	-	-		-	-	133	136	269	-		-	38	307
Total assets at September 30, 2007	$4,780	787	1,944		9,390	16,901	5,378	5,267	10,645	3,968		1,104	8,771 [d]	41,389
Capital expenditures	$81	3	8		154	246	13	16	29	98		10	83 [e]	466

Three Months Ended Sept. 30, 2006
Revenues:
Unaffiliated customers	$-	-	-		-	-	-	-	-	1,021	[a]	613	2	1,636
Intersegment	-	-	-		-	-	-	-	-	241		-	(241)	-
Production and delivery	-	-	-		-	-	-	-	-	363		581	(152)	792
Depreciation, depletion and amortization	-	-	-		-	-	-	-	-	50		8	2	60
Exploration and research expenses	-	-	-		-	-	-	-	-	-		-	4	4
Selling, general and administrative expenses	-	-	-		-	-	-	-	-	36		4	5	45
Operating income	$-	-	-		-	-	-	-	-	813		20	(98)	735
Interest expense, net	$-	-	-		-	-	-	-	-	1		7	10	18
Equity in affiliated companies’ net earnings	$-	-	-		-	-	-	-	-	-		-	2	2
Provision for income taxes	$-	-	-		-	-	-	-	-	271		-	33	304
Minority interests in net income of
consolidated subsidiaries	$-	-	-		-	-	-	-	-	-		-	46	46
Total assets at September 30, 2006	$-	-	-		-	-	-	-	-	3,940		1,045	295	5,280
Capital expenditures	$-	-	-		-	-	-	-	-	61		7	-	68

a.	Includes PT Freeport Indonesia’s sales to PT Smelting totaling $353 million in third-quarter 2007 and $458 million in third-quarter 2006.

b.
Third-quarter 2007 operating income includes purchase accounting adjustments primarily associated with the impacts of the increases in the carrying values of Phelps Dodge’s metals inventories and stockpiles and property, plant and equipment.  Following provides the impact of these adjustments on FCX’s segments and operating divisions for third-quarter 2007:

Production and delivery	$104	-	40	30	174	42	34	76	N/A	N/A	27	277
Depreciation, depletion and amortization	58	-	9	48	115	21	19	40	N/A	N/A	-	155
Purchase accounting adjustments	$162	-	49	78	289	63	53	116	N/A	N/A	27	432

c.
Third-quarter 2007 operating income for Primary Molybdenum included a $14 million loss primarily resulting from the difference between raw material purchases and average contractual selling prices, and was also net of a $44 million intercompany profit elimination associated with purchases and sales between Henderson and other molybdenum conversion facilities.  Profits are deferred until sales are made to third parties.

d.	Includes total assets of $1.2 billion at September 30, 2007, related to the discontinued operations of PDIC which FCX entered into an agreement to sell on September 12, 2007.

e.	Includes capital expenditures of $7 million for third-quarter 2007 related to the discontinued operations of PDIC.

XXIV

FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(In Millions)	North America						South America			Indonesia
					Other	Total		Other	Total			Atlantic
			Primary		North	North		South	South			Copper	Corporate,
		Manufac-	Molyb-		American	American	Cerro	American	American			Smelting	Other &	FCX
Nine Months Ended September 30, 2007	Morenci	turing	denum		Mining	Mining	Verde	Mining	Mining	Grasberg		& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$72	3,760	1,034		1,139	6,005	510	1,158	1,668	3,317	[a]	1,761	4	12,755
Intersegment	1,172	119	-		(1,283)	8	658	517	1,175	991		-	(2,174)	-
Production and delivery[b]	705	3,836	838		(780)	4,599	343	531	874	1,064		1,709	(2,141)	6,105
Depreciation, depletion and amortization[b]	165	12	47		164	388	85	173	258	158		27	15	846
Exploration and research expenses	-	-	1		5	6	-	-	-	-		-	81	87
Selling, general and administrative expenses	-	-	9		6	15	-	-	-	133		15	151	314
Operating income (loss)[b]	$374	31	139	[c]	461	1,005	740	971	1,711	2,953		10	(276)	5,403
Interest expense, net	$-	3	-		-	3	7	(1)	6	10		20	347	386
Equity in affiliated companies’ net earnings	$-	-	-		1	1	-	-	-	-		-	16	17
Provision for income taxes	$-	-	-		-	-	266	318	584	1,037		-	254	1,875
Minority interests in net income of
consolidated subsidiaries	$-	-	-		-	-	259	283	542	-		-	186	728
Capital expenditures	$156	8	21		415	600	31	34	65	273		31	169 [d]	1,138

Nine Months Ended Sept. 30, 2006
Revenues:
Unaffiliated customers	$-	-	-		-	-	-	-	-	2,421	[a]	1,722	5	4,148
Intersegment	-	-	-		-	-	-	-	-	673		-	(673)	-
Production and delivery	-	-	-		-	-	-	-	-	931		1,633	(689)	1,875
Depreciation, depletion and amortization	-	-	-		-	-	-	-	-	118		23	6	147
Exploration and research expenses	-	-	-		-	-	-	-	-	-		-	9	9
Selling, general and administrative expenses	-	-	-		-	-	-	-	-	174		11	(74)	111
Operating income	$-	-	-		-	-	-	-	-	1,871		55	80	2,006
Interest expense, net	$-	-	-		-	-	-	-	-	6		17	39	62
Equity in affiliated companies’ net earnings	$-	-	-		-	-	-	-	-	-		-	7	7
Provision for income taxes	$-	-	-		-	-	-	-	-	653		-	183	836
Minority interests in net income of
consolidated subsidiaries	$-	-	-		-	-	-	-	-	-		-	115	115
Capital expenditures	$-	-	-		-	-	-	-	-	165		13	-	178

a.	Includes PT Freeport Indonesia’s sales to PT Smelting totaling $1.6 billion for the first nine months of 2007 and $1.1 billion for the first nine months of 2006.

b.
Operating income for the first nine months of 2007 includes purchase accounting adjustments primarily associated with the impacts of increases in the carrying values of Phelps Dodge’s metals inventories and stockpiles and property, plant and equipment.  Following provides the impact of these adjustments on FCX’s segments and operating divisions for the first nine months of 2007:

Production and delivery	$188	-	120	165	473	62	80	142	N/A	N/A	12	627
Depreciation, depletion and amortization	121	-	21	96	238	42	89	131	N/A	N/A	-	369
Purchase accounting adjustments	$309	-	141	261	711	104	169	273	N/A	N/A	12	996

c.
Operating income for Primary Molybdenum for the first nine months of 2007 included a $67 million loss primarily resulting from the difference between raw material purchases and average contractual selling prices, and was also net of a $93 million intercompany profit elimination associated with purchases and sales between Henderson and other molybdenum conversion facilities.  Profits are deferred until sales are made to third parties.

d.	Includes capital expenditures of $13 million for the first nine months of 2007 related to the discontinued operations of PDIC which FCX entered into an agreement to sell on September 12, 2007.

XXV